                                                         RE: NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                   AT FRB|WEBER SHANDWICK
Will Kelly                                       Kerry Thalheim    Susan Garland
Treasurer & Manager of Investor Relations        (General info)    (Analyst info)
(423) 743-9151                                   212-445-8437      212-445-8458

FOR IMMEDIATE RELEASE
December 20, 2002

                NN, INC. PURCHASES FAG'S INTEREST IN NN EUROBALL

Johnson City, Tenn., December 20, 2002 - NN, Inc. (Nasdaq: NNBR) today announced the purchase of FAG Kugelfischer Georg Schaefer AG's (FAG) 23 percent interest in NN Euroball ApS (NN Euroball), a joint venture company formed in July of 2000 between NN, Inc., SKF Group and FAG. FAG was subsequently acquired by
INA-Schaeffler KG in 2001. With a purchase price of approximately 13.4 million
Euros, NN, Inc. now owns a 77 percent share of the joint venture with SKF Group owning the remaining 23 percent. Financing for this transaction will be provided by the Company's senior non-secured revolving credit facility.

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "The formation of NN Euroball was an important outsourcing model for both NN and our joint venture partners. We are pleased with FAG's decision to sell its 23% stake in the joint venture. We believe this transaction is a reflection of their ongoing confidence in NN Euroball's future ability to continue to serve INA/FAG as a long-term precision ball supply partner."

NN Euroball was formed as a joint venture company in Europe to manufacture and supply precision steel balls used in finished bearings. NN Euroball's operations are comprised of manufacturing facilities in Kilkenny, Ireland, Eltmann, Germany and Pinerolo, Italy. For the first nine months of 2002, NN Euroball generated approximately $66.6 million of sales. Under the original shareholder agreement,
SKF Group and FAG have the right to sell to NN, Inc. their respective ownership interests in NN Euroball beginning on January 1, 2003. However, either party may sell their shares prior to that date by mutual consent.

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the Company manufactures a variety of other plastic components. NN, Inc. had sales of US $180 million in 2001.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the
Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31,
2001.